                                                                     EXHIBIT 2.6

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is dated as of the 31st day of December 1998, by and between HTR, Inc. a Delaware corporation ("Seller"), and A & T Systems, Inc., a Maryland corporation ("Buyer").

                                  WITNESSETH:

     WHEREAS, Seller desires to sell certain intangible assets used in Seller's business providing consulting services and support for networks (the "Business") for cash and a promissory note and, Buyer desires to purchase such assets for cash and a promissory note.

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                     TRANSFER OF ASSETS AND PURCHASE PRICE

     1.1 Assets. Subject to the terms and conditions of this Agreement and in consideration of the obligations of Buyer herein, Seller agrees to sell, convey, transfer and deliver to Buyer at the Closing (as defined in Section 2), free and clear of any claims, liens or encumbrances, all right, title and interest of Seller in and to certain intangible assets of Seller relating solely to the Business as described on Schedule 1.1 (collectively, the "Assets"). The Assets transferred shall be limited to those described on Schedule 1.1.

     1.2 Consideration. In consideration of the sale and transfer of the Assets, Buyer will:

     (a) Pay Seller Three Hundred Fifty Thousand Dollars ($350,000.00) at Closing by wire transfer to Seller's account; provided, however, Buyer hereby assumes all liability and responsibility for HTR's obligation to HTR employees for a staying bonus in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) based upon the sale of the Business. As a result of such assumption, Buyer shall be entitled to a credit in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) in reduction of the cash due at Closing. Buyer shall indemnify and hold Seller harmless from such obligation relating to the referenced $37,500 staying bonus commitment made by Seller. Seller's account information for purposes of the wire transfer is as follows:

                        Account Number:  UOL Publishing, Inc.
                        Bank Name:       First Union National Bank of Virginia
                        ABA #:           0541400549
                        Account #:       2050000112713

     (b) Pay Seller Four Hundred Thousand Dollars ($400,000.00) pursuant to a 5% promissory note in the form of Exhibit A attached hereto and made a part hereof (the "Note"); Buyer shall be entitled to a credit against the first installment of the Note for the actual amount of accrued but unused vacation carried over by employees of Seller hired by Buyer and any other mutually agreed upon amounts otherwise due to Seller employees which are paid by the Buyer. Seller shall calculate such amount on or about January 15, 1999 and confirm to Buyer the amount of the deduction Buyer shall be entitled to take from the first installment of the Note.

     (c) Assume, perform and discharge after the Closing Date, Seller's obligations pursuant to the Contracts included in the Assets, other than the obligations of the Seller arising under the Contracts prior to the Closing Date.

     1.3 Security. The amounts due under the Note including principal, interest, penalties and expenses if any and all renewals, modifications and extensions thereof (collectively, the "Obligations"), are and shall continue to be secured as follows: Buyer hereby grants, assigns and pledges to Seller a purchase money security interest in all Assets, together with proceeds thereof (the "Collateral"). Buyer has all necessary right, power and authority to grant to Seller a valid and enforceable purchase money security interest in the Collateral. Without the prior written consent of Seller, and except as otherwise provided for herein, which consent shall not unreasonably be withheld, Buyer will not, and will not permit any subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (collectively, "Liens") on the Collateral. Buyer will not sell, exchange, lease, negotiate, pledge, assign or otherwise dispose of the Collateral outside of the ordinary course of business. In the event that Buyer fails to meet a payment on the Note, Seller shall have all the rights and remedies of a secured party under the Uniform Commercial Code and shall be entitled to immediately exercise all remedies possessed by Seller hereunder. The security interest granted by Buyer to Seller shall be subordinate to any security interest granted by Buyer to a commercial or institutional lender in connection with loans made by any such lender to Buyer. Upon the request of Buyer, Seller shall take such action as may be required to confirm its subordinate position, including the filing of releases, amended financing statements or any other documents reasonably required in connection with any such commercial subordination.

     1.4 Further Cooperation. From time to time after the Closing Date, without further consideration, the parties will execute and deliver such other instruments of conveyance and transfer and take such other action as the other reasonably may request to give effect to Sections 1.3 and 1.4. Each of the parties will furnish the other with such information and documents in its possession or under its control or which it can execute or cause to be executed as will enable the other to prosecute any and all pending claims, applications and the like hereunder.

     1.5 Allocation of Consideration. The parties will allocate 100% of the consideration paid pursuant to Section 1.2 to goodwill of the Business.

                                   ARTICLE 2.

                                    CLOSING

     The transfer of Assets and payment of the Purchase Price referred to in
Article 1 hereof (the "Closing") will take place at 10:00 a.m. at the offices of Seller in McLean, Virginia on December 31, 1998 or at such other time and date as Seller and Buyer may in writing designate or such exchange actually occurs (the "Closing Date").

                                   ARTICLE 3.

                    SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer that the statements contained in this Article 3 are correct as of the date of this Agreement and will be correct as of the Closing Date as though made on the Closing Date, except as otherwise set forth in the Schedule of Exceptions delivered herewith attached hereto.

     3.1 Existence and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority, corporate and otherwise, to carry on the Business as presently conducted. Seller is duly qualified, where such qualification is necessary, to conduct the Business as presently conducted by Seller as a foreign corporation.

     3.2 Authority. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the enforcement thereof may be affected by bankruptcy or other laws affecting the rights of creditors generally.

     3.3 Government Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby (except for any consents required for the assignment of any Contract as that term is herein defined).

     3.4 No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of the charter or bylaws of Seller or any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound (except for any consents required for the assignment of any Contract as that term is herein defined) or will result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to Seller, or create or impose any lien, charge or encumbrance on any of the Assets.

     3.5 Litigation. Seller is not engaged in and, to Seller's knowledge, is not threatened with any litigation or other proceeding which may give rise to any claim against, or dispute involving, any of the Assets or the Business.

     3.6 Title to Assets. Seller has, or as of the Closing will have, good and indefeasible title to all of the Assets free and clear of all liens, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances, and other adverse claims or interest of any kind, except for liens for taxes not yet due and payable, and other liens arising by operations of law, which liens do not in any case materially and adversely affect Seller's title to the Assets, Seller's use of the Assets or the value of such Assets. Seller is not party to any contract, agreement or commitment for the sale or disposition of any of the Assets other than in the ordinary course of business.

     3.7 Contracts. Schedule 1.1 lists all customer service accounts by customer name and account number, and all other supply contracts, maintenance contracts, consulting agreements and any other service contracts or other agreements for the purchase or sale of goods or services relating to the Business, ("Contracts"), that are to be assumed by Buyer hereunder. Seller is not in default in any material respect under any Contract. To the best of Seller's knowledge, no other party to any Contract is in default which would, in the aggregate, have a material adverse effect on the Business. All of the Contracts are assignable by Seller to Buyer.

     3.8 Laws and Regulations. Seller is not in material violation of, or default under, any law, regulation, or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller in connection with operation of the Business; and there is no judgment, writ, decree, injunction, rule, or order of any court, governmental entity or arbitrator outstanding against Seller or the Assets, or that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement.

     3.9 Taxes. All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any taxable period ending on or before the Closing Date, by or on behalf of Seller, have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon, or finally determined to be due, for any taxable period ending on or before the Closing Date have been accrued or paid or will be paid on or before such date.

     3.10 No Other Representations. Except as expressly set forth herein, Seller expressly makes no representations or warranties as to the condition of the Assets, their merchantability or their fitness for any particular purpose. The sale of the Assets to Buyer is an "AS IS, WHERE IS" sale.

                                   ARTICLE 4.

                     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants to Seller as follows:

     4.1 Existence and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland with all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted and the Business upon consummation of the transactions contemplated by this Agreement, and as of the date of Closing, it will be duly qualified as a foreign corporation, where such qualification is necessary, to carry on the Business.

     4.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate and other action on the part of Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the enforcement thereof may be affected by bankruptcy or other laws affecting the rights of creditors generally.

     4.3 No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will conflict with or result in a breach of the charter or bylaws of Buyer or any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound.

     4.4 Solvency. Buyer is solvent (as defined in Section 101(31) of the United States Bankruptcy Code), and is able to pay debts as they mature; Buyer is engaged in business with reasonable capital.

                                   ARTICLE 5.

                         COVENANTS OF BUYER AND SELLER

     5.1 Affirmative Covenants of Buyer. Until the satisfaction in full of the Obligations, Buyer shall:

     (a) Preserve and maintain its separate corporate existence and all material rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in each case to the extent that the failure to be or remain so qualified could not reasonably be expected to have a material adverse effect on the ability of Buyer to satisfy its obligations under the Note.

     (b) Protect and preserve all properties necessary and material to its business.

     (c) Maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses or as may be required by any law or contractual obligation of Buyer.

     (d) Pay or perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due); provided, that Buyer or such subsidiary may contest such taxes, assessments and other governmental charges in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     (e) Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any governmental authority having jurisdiction over it or any of its properties.

     (f) Observe and remain in material compliance with all laws and contractual obligations and maintain full force and effect all approvals of governmental authorities, in each case applicable or necessary to the conduct of its business except where the failure to do so would not result in a material adverse effect on it.

     (g) At any time during which a default exists under the Note, permit representatives of Seller, from time to time, as often as may be reasonably requested, but only during normal business hours and upon reasonable prior notice, to visit and inspect its properties; inspect, audit and make extracts from its financial books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial conditions, results of operations and business prospects.

     5.2 Negative Covenants of Buyer. Until the satisfaction in full of the Obligations, Buyer shall not enter into any contractual obligations which would restrict or encumber the exercise by Seller of any material right or privilege under this Agreement or the Note except as otherwise provided herein.

     5.3 Negative Covenant of Seller. Seller will not directly or indirectly for a period of two years from the Closing Date solicit the customers which have previously entered into Contracts with Seller for the purpose of providing consulting services and support for networks nor will Seller solicit the employment of former employees of Seller.

                                   ARTICLE 6.

                                INDEMNIFICATION

     6.1 Indemnity by Seller. Seller will jointly and severally indemnify, defend and hold harmless Buyer, its successors and assigns and their respective officers, directors, employees, stockholders and agents (collectively, the "Buyer Indemnified Persons") against all material claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation, reasonable attorneys', accountants' and expert witness' fees, costs and expenses of investigation, and the costs and expenses of enforcing this indemnification (hereinafter individually a "Loss" and collectively "Losses") incurred by any such Buyer Indemnified Person arising out of or related to any material misrepresentation or breach of warranty by Seller, or nonfulfillment of any agreement or covenant to be performed by Seller under this Agreement or in any writing delivered pursuant to the provisions of this Agreement or out of or relating to the obligations of Seller, under the Contracts or otherwise as agreed to by Seller under this Agreement, arising prior to the Closing Date.

     The obligations of indemnity of Seller under this Section 8.1 will not exceed the amount of the Purchase Price, excluding interest thereon, actually received by Seller.

     6.2 Indemnity by Buyer. Buyer covenants and agrees that it will indemnify and hold harmless Seller, its successors and assigns and their respective officers, directors, employees, stockholders and agents (collectively the "Seller Indemnified Persons"), after the Closing, against any and all Losses arising out of or related to any material misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant to be performed by Buyer under this Agreement or in any writing delivered pursuant to the provisions of this Agreement and out of or relating to the obligations and Contracts assumed hereunder.

     6.3 Notice of Indemnity Claim. A party seeking indemnity hereunder ("Indemnified Party") will notify the other party ("Indemnifying Party") of the Loss in question within a reasonable time after the Indemnified Party becomes aware of the existence of such Indemnity Event, but in no event more than 60 days; provided, that the failure so to timely notify will relieve the Indemnifying Party from the obligation to indemnify against the liability respecting such Indemnity Event only to the extent the Indemnifying Party establishes by competent evidence that it is prejudiced thereby. In any case, if any such action will be brought, and the Indemnified Party will notify the Indemnifying Party of the commencement thereof, such Indemnified Party will be entitled to participate in the defense thereof at his own expense; provided, however, that the Indemnifying Party will have sole discretion to determine whether to contest, compromise, enter pleas, or settle any action brought against the Indemnified Party.

                                   ARTICLE 7.

                             ADDITIONAL AGREEMENTS

     7.1 Nondisclosure of Confidential Information. Seller will not disclose the customer names, addresses and/or any other confidential information relating to the Business to any person, firm, corporation, association or other entity for any purpose or reason whatsoever for five years after the Closing Date, except to authorized representatives of Buyer; provided, however, that Seller may disclose the information in response to any legally enforceable summons or subpoena or in order to comply with any order, law, ruling or regulation applicable to Seller. If Seller becomes legally compelled to disclose such confidential information, Seller will provide Buyer with prompt notice of such requirement so that Buyer may seek a protective order or other appropriate remedy.

     7.2 Fees and Expenses. Whether or not the transactions herein contemplated are consummated, (i) Seller will pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto, and (ii) Buyer will pay the fees, expenses and disbursements of Buyer and Stockholders and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto.

     7.3 Transition. Seller will assist Buyer in the orderly transition of Seller's customers and the Business to Buyer for a period of 30 days following the Closing Date (the "Transition Period"). Seller will cooperate with Buyer and its representatives and counsel in the preparation of any documents or other material which may be required by any governmental agency in connection with approvals for consummation of the transactions contemplated by this Agreement.

     7.4 Press Releases. Neither party will disclose to any third party or issue any press release or otherwise publicize the terms of the Agreement without the consent or approval of the other party; however, each party may make such public disclosure that it believes in good faith to be required by any law.

     7.5 Customer Letters. Immediately after the Closing, Buyer and Seller will jointly prepare a letter to be sent by Buyer, at Buyer's expense, informing the customers whose contracts have been sold and transferred pursuant to this Agreement, of such sale under this Agreement.

     7.6 Sales, Transfer and Documentary Taxes, etc. Buyer will pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Seller or Buyer, and Buyer will indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

     7.7 General Responsibilities. Seller shall be responsible for all trade payables related to the Contracts including those related to the Business for periods prior to Closing. Seller shall be entitled to all accounts receivable for all work or work in progress performed prior to closing and the parties shall cooperate to report to each other relating to any such payments or obligations. Following the Closing Date, Buyer shall forward to Seller any payments received by Buyer that Seller is entitled to pursuant to the terms of this Agreement (including in respect of accounts receivable existing as of the Closing) and Seller shall forward to Buyer any payments received by Seller that Buyer is entitled to pursuant to the terms of this Agreement, in each case within one week of receipt of any such payment by Buyer or Seller, as the case may be. Buyer shall promptly deliver to Seller any mail or other communications received by Buyer relating to assets not sold to Buyer and to retained liabilities and Seller shall promptly deliver to Buyer any mail or other communications received by Seller relating to the Assets or the assumed liabilities.

                                   ARTICLE 8.
                                    GENERAL

     8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or other attachments hereto delivered pursuant to the provisions of this Agreement will survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties in accordance with the terms of this Agreement and shall continue in full force and effect thereafter for a period of one year following the Closing Date.

     8.2 Assignment. This Agreement may not be assigned (including by operation of law) without the prior written consent of the other parties, which consent will not be unreasonably withheld; provided, however, any party may assign its rights, but may not delegate its duties or obligations hereunder, to its affiliates or a purchaser by merger or otherwise of all of substantially all of its business.

     8.3 Arbitration. Any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved, including, without limitation, whether such controversy or claim is subject to arbitration, will be resolved by binding arbitration held in McLean, Virginia, in accordance with the commercial arbitration rules of the American Arbitration Association, subject to this Section. Arbitration proceedings will be conducted by a panel of three persons selected as follows. The party initiating arbitration will select one arbitrator listed and qualified with the American Arbitration Association ("Qualified Arbitrator") and the other party will select a second Qualified Arbitrator, both within 10 days of any written notice to arbitrate. The two arbitrators will select a third Qualified Arbitrator within 20 days of the appointment of the first two arbitrators. No arbitrator will have or previously have had any significant relationship with any of the parties. The decision of any two of the arbitrators on any submitted matter will be final and nonappealable. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within 150 days after selection of the first arbitrator, either party may pursue any remedy with respect hereto provided by law.

     8.4 Notices. Any notice or communication required or permitted hereunder will be sufficiently given if sent by first class mail, postage prepaid:

     (a) If to Seller, addressed to:

        UOL Publishing, Inc.
        8251 Greensboro Drive, Suite 500
        McLean, Virginia 22101

     With a copy to its counsel, addressed to:

        Wyrick Robbins Yates & Ponton LLP
        4101 Lake Boone Trail, Suite 300
        Raleigh, North Carolina 27607
        Attention: Larry E. Robbins, Esq.

     (b) If to Buyer, addressed to:

        A & T Systems, Inc.
        12520 Prosperity Drive, Suite 300
        Silver Spring, MD 20904
        Attention: Asaok Thareja

     With a copy to its counsel, addressed to:

        Joseph, Greenwald & Laake, P.A.
        6404 Ivy Lane, Suite 400
        Greenbelt, MD 20770
        Attention: Jay D. Miller, Esq.

     8.5 Applicable Law. This Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, regardless of conflict of law principles.

     8.6 Headings. The section and article headings in this Agreement are for convenience only and will not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

     8.7 Third Party Consents. To the extent that the rights of Seller under any Contract or Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement will not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller will use its reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, will act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and will cooperate, to the maximum extent permitted by law and the Asset, with Buyer in any other reasonable arrangement satisfactory to all parties designed to provide such benefits to Buyer, and Buyer will be responsible for the reasonable costs and expenses of obtaining such benefits.

     8.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 8 hereof, the Indemnified Buyer Parties and the Indemnified Seller Parties, and their successors and assigns, and they will not be construed as conferring any rights on any other persons.

     8.9 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Seller and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Seller and Buyer acting through their duly elected officers.

     8.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

     8.11 Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

     8.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, Seller shall be entitled to specific performance of the agreements and obligations of Buyer hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.
                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first above written.

                                               SELLER:

                                               HTR, INC.
ATTEST:
By:                                            By: /s/ NARASIMHAN P. KANNAN
   ------------------------------------           -----------------------------------------
Name:                                          Name:
     ----------------------------------             ---------------------------------------
Title:                                         Title: President
      ---------------------------------              --------------------------------------

                                               BUYER:

                                               A & T SYSTEMS, INC.
ATTEST:

By:                                            By: /s/ ASHOK THAREJA
   ------------------------------------           -----------------------------------------
Name:                                          Name:
     ----------------------------------             ---------------------------------------
Title:                                         Title: President and Chief Executive Officer
      ---------------------------------              --------------------------------------